Exhibit 5.1

HOGAN & HARTSON L.L.P.
COLUMBIA SQUARE
555 THIRTEENTH STREET, N.W.
WASHINGTON, D.C. 20004-1109
TEL (202) 637-5600
FAX (202) 637-5910

April 5, 2002

Board of Directors
New Plan Excel Realty Trust, Inc.
1120 Avenue of the Americas, 12th Floor
New York, New York 10036

Gentlemen:

     We are acting as counsel to New Plan Excel Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to (i) 460,976 shares of common stock of the Company, par value $.01 per share (the “First Plan Shares”), issuable in connection with the Stock Option Agreement, dated as of February 23, 2000, between the Company and Glenn J. Rufrano (the “First Plan”), and (ii) 200,000 shares of common stock of the Company, par value $.01 per share (the “Second Plan Shares” and, together with the First Plan Shares, the “Shares”), issuable in connection with the Stock Option Agreement, dated as of February 23, 2000, between the Company and Glenn J. Rufrano (the “Second Plan” and, together with the First Plan, the “Plans”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	An executed copy of the First Plan, as certified on the date hereof by the Secretary of the Company as being complete, accurate and in effect.

3.	An executed copy of the Second Plan, as certified on the date hereof by the Secretary of the Company as being complete, accurate and in effect.

4.	The charter of the Company, as certified by the Secretary of State of the State of Maryland on February 12, 2002 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.	The bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

6.	Resolutions of the Board of Directors of the Company adopted at a special telephonic meeting held on February 17, 2000, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Shares and arrangements in connection therewith.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limits contained in the Company’s charter and bylaws. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares in the manner and on the terms described in the Registration Statement and the Plans, respectively, and (iii) receipt by the Company of the consideration for the Shares specified in the Plans, the Shares will be validly issued, fully paid and nonassessable.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.

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